Exhibit 99.1

Products & Services Update

September 27, 2019

TO: All Members

SUBJECT: Update on LIBOR Transition

The financial markets are preparing for the expected phase-out of the London Interbank Offered Rate (LIBOR) by the end of 2021.

As part of this transition, the Federal Housing Finance Agency (FHFA) recently issued a supervisory letter to all Federal Home Loan Banks (FHLBanks). The FHFA, which regulates the FHLBanks, has required that by March 31, 2020, the FHLBanks cease entering into new LIBOR referenced instruments with maturities beyond December 31, 2021.

The FHFA has also directed the FHLBanks to update their pledged collateral certification reporting requirements by March 31, 2020, in an effort to encourage members to distinguish LIBOR-linked collateral maturing past December 31, 2021.

The full letter from the FHFA is available for your reference.

The 11 FHLBanks are participating in industry-wide efforts to facilitate an orderly transition to an alternative reference rate. Each FHLBank has developed a multi-year plan to reduce its LIBOR exposures over time.

As we prepare for this transition, we also want to ensure that you, our members, are as prepared as possible. Resources regarding the LIBOR transition are available on our LIBOR Transition webpage.

We will provide you with ongoing updates as new information and resources become available. If you have questions regarding this communication or would like more details on the LIBOR transition, please contact your Business Development Manager or call the Bank at 800-288-3400, option 2.